MEMORANDUM OF UNDERSTANDING

The undersigned parties to the action now pending in the Third Judicial District Court in and for Summit County, Utah (the "Court"), entitled Pennsylvania Avenue Partners LLC v. United Park City Mines Co., et al., Case No. 030500337 (the "Action"), have reached an agreement in principle providing for the settlement of the Action on the terms and subject to the conditions set forth below.

WHEREAS, on or about February 22, 2002, United Park City Mines Co. ("UPK") announced that Capital Growth Partners LLC ("Capital Growth") had agreed to acquire up to 100% of the outstanding stock of UPK for $25.00 per share (the "Initial Acquisition");

WHEREAS, on or about August 26, 2002, UPK and Capital Growth agreed to change the transaction form of the Initial Acquisition to a merger of UPK into a subsidiary of Capital Growth (the "Initial Merger");

WHEREAS, on or about October 2, 2002, UPK announced that it had terminated the Initial Merger;

WHEREAS, on or about May 15, 2003, UPK announced that it and Capital Growth had agreed to reinstate the Initial Merger but at a new price of $21.00 per share (the "Merger");

WHEREAS, on or about May 28, 2003, the Action was filed as a putative class action on behalf of holders of UPK common stock naming as defendants UPK and its Board of Directors (collectively, "Defendants");

WHEREAS, the Action seeks relief based on the allegations that the Merger constitutes self-dealing and a breach of the fiduciary duties owed to the Class by the Defendants, including claims that Defendants failed to include an effective fiduciary out in the Agreement and Plan of Merger dated August 26, 2002, as amended and restated by the Reinstatement of Agreement and Plan of Merger dated as of May 12, 2003 (collectively, the "Merger Agreement"), failed to provide for the approval of the Merger by a majority of the minority stockholders of UPK, failed to provide stockholders with all material information concerning the Merger and agreed to an excessive termination fee;

WHEREAS, on or about June 5, 2003, UPK filed with the Securities and Exchange Commission ("SEC") and subsequently mailed to its stockholders a definitive Schedule 14C Information Statement informing UPK's stockholders that the Merger is scheduled to close on June 26, 2003;

WHEREAS, on or about June 6, 2003, the parties agreed to conduct expedited discovery between June 10 and June 17, 2003, and further agreed to schedule an injunction hearing for June 20, 2003, and the Court subsequently issued an order to that effect;

WHEREAS, the parties requested that various categories of documents be produced by both sides, in response to which the parties served thousands of pages of documents on each other between June 10-13, 2003;

WHEREAS, on or about June 12, 2003, plaintiff took the deposition of Bernard Falk, the person most knowledgeable on behalf of UPK regarding the Merger;

WHEREAS, on or about June 13, 2003, plaintiff took the deposition of defendant Joseph Lesser, the Chairman of the Board of UPK and the managing partner of UPK's majority shareholder;

WHEREAS, on or about June 13, 2003, plaintiff took the deposition of defendant Rothwell, the Chief Executive Officer of UPK;

WHEREAS, on or about June 14, 2003, Defendants took the deposition of Thomas Kirchner, the person most knowledgeable on behalf of plaintiff regarding plaintiff's purchase of UPK stock and the allegations raised in the Action;

WHEREAS, between June 6, 2003 and the present the parties participated in negotiations which have resulted in revisions to the terms of the Merger and supplemental disclosures relating thereto as detailed herein;

WHEREAS, plaintiff and its counsel have determined that settlement of the Action on the terms reflected in this Memorandum of Understanding is fair, reasonable and adequate and in the best interest of UPK's stockholders;

WHEREAS, Defendants deny the allegations and all other charges of wrongdoing or liability arising out of any conduct, statements, acts or omissions relating to the Merger that were or could be alleged in the Action, and specifically deny that the terms of the Merger constitute self-dealing or violate Defendants' fiduciary duties or that any additional disclosure is required under SEC rules or any applicable legal principle; and

WHEREAS, notwithstanding their belief that the allegations are without merit, Defendants have concluded it is desirable that the claims against them be settled on the terms reflected in this Memorandum of Understanding, and have agreed solely in the context of settlement to make certain revisions to the terms of the Merger and supplemental disclosures relating thereto, without any admission that such revisions or disclosures were required or were material to stockholders.

NOW, THEREFORE, following discussions among counsel, there have been negotiations between the parties which have resulted in their reaching an agreement in principle providing for the settlement of the Action on the terms and conditions set forth below (the "Settlement").

    Plaintiff has alleged that the Merger Agreement does not contain an effective "fiduciary out" provision, that the Merger Agreement should but does not provide for the approval of the Merger by a majority of the minority stockholders of UPK, and that the Merger Agreement contains an excessive termination fee. UPK agrees to modify the terms of the Merger Agreement, as follows:

(a) Section 7.01(e) of the Merger Agreement is amended to read in its entirety as follows:

"(e) by the Company or the Seller in the event that at least three (3) business days prior to the Merger Closing, the Company or the Seller has received a Superior Offer and the Board of Directors of the Company determines, in the exercise of its business judgment, to accept the Superior Offer;"

(b) Section 7.03 of the Merger Agreement is amended to read in its entirety as follows:

"If (I) this Agreement shall have been validly terminated by the Company or the Seller pursuant to Section 7.01(e) and (ii) the Shares are purchased (or cancelled in a merger transaction) pursuant to the Superior Offer, the Purchaser shall be paid an amount equal to its actual out of pocket fees and costs not to exceed $2.5 million, which amount shall be paid pro rata by all stockholders of the Company out of the consideration received pursuant to the consummated Superior Offer. Additionally, Seller shall also return to Purchaser Seller’s pro rata portion of the Purchaser Payments (i.e., $1,886,649) and the Reinstatement Payment (i.e., $300,000) upon the close of the Superior Offer."

(c) Section 10.18 of the Merger Agreement is amended by adding the following new subsection (f):

"(f) The following definitions from the Purchase Agreement, for purposes of this Agreement, shall be amended in their entirety to read as follows:

‘Superior Offer’ means an Acquisition Proposal that the Board of Directors determines, in the exercise of its business judgment, is a credible cash offer, with a deposit appropriate under the circumstances, from a reputable entity in an amount that materially exceeds the Purchaser’s offer of $21 per share that can be closed at the same time as the Merger Closing without contingencies, accompanied by, evidence of substantial present net worth and capability to close such as financial statements, commitments from reputable financial institutions for any required financing and a history of transactions closed.

‘Acquisition Proposal’ means any proposal to (i) acquire the Company or all of its shares of outstanding stock, (ii) acquire all, or substantially all, of the Company’s assets or (iii) merge, consolidate or engage in a similar corporate transaction with respect to the Company.

(d) "The text of Section 5.07 of the Merger Agreement is hereby deleted in its entirety and replaced by the text of Section 6.4(b) of the Purchase Agreement."

UPK agrees to disclose these modifications to the terms of the Merger Agreement via filing with the SEC a Form 8-K immediately after the Court’s preliminary approval of this settlement. UPK agrees to make certain further disclosures in the aforementioned Form 8-K concerning the Stockholder Expenses and fees payable to the Company’s financial advisor in connection with the Merger. In addition, UPK declares herein, based upon the letters attached hereto, and agrees to disclose in the aforementioned Form 8-K, that holders of 47.6% of shares held by stockholders other than Loeb XL (collectively, "Minority Shares") have supported the Merger in writing, and that no stockholder, other than plaintiff, has informed UPK of any objections to the Merger. Defendants acknowledge that the decision to modify the terms of the Merger and to make the disclosures and declaration, all as noted above, was a direct result of the prosecution of the Pennsylvania Avenue Partners action, and the extensive negotiations between counsel for plaintiff and Defendants. The revisions to the Merger Agreement agreed to as part of the Settlement are contained in the Form 8-K attached hereto and incorporated by reference herein.

2. The parties to the Action will prepare and execute an appropriate Stipulation of Settlement (the "Stipulation") and such other documentation as may be required to obtain final Court approval of the Settlement and the dismissal of the Action upon the terms outlined in this Memorandum of Understanding (collectively, the "Settlement Documents") as soon as possible. The Stipulation will expressly provide, inter alia: (i) for a non-opt out certification under Rule 23(b)(2) of the U.R.C.P. for settlement purposes only of the class of all persons who owned UPK stock as of June 26, 2003 or the date the Merger closes, whichever is later, under Rule 23 of the Utah Rules of Civil Procedure; (ii) for entry of a judgment of dismissal with prejudice; and (iii) for a release and settlement of all past, present and future known and unknown claims for damages, injunctive relief, or any other remedies against Defendants, UPK, Loeb Partners Realty, LLC, Loeb XL, Capital Growth and their respective predecessors, successors, parents, subsidiaries, affiliates, partners and agents (including, without limitation, any investment bankers, accountants, insurers, reinsurers, attorneys or advisors and any past, present or future officers, directors and employees of any of the foregoing, and their predecessors, successors, parents, subsidiaries, affiliates, agents, and their subsidiaries, affiliates and agents) which have been or could have been asserted by any member of the proposed Class, including class, derivative, individual or other claims, in state or federal court based upon, arising from, or related to any matter related to the Initial Acquisition, Initial Merger, Merger or Merger Agreement or discussed in the Information Statement or any disclosure related thereto or the actual or alleged acts or omissions of Defendants relating to the Merger, including, without limitation, any allegations of self-dealing, breach of fiduciary duty or misrepresentations and/or omissions in the Information Statement and exhibits thereto, in the prior Form 8-Ks or other SEC Filings, in the Form 8-K referred to in paragraph 1 above or any matter that could have been asserted in the Action regarding self-dealing or breach of fiduciary duty or failure to disclose material facts (the "Released Claims"). The Stipulation shall include an express waiver of any limitation on the scope of the release under the provisions of California Civil Code Section 1542 and/or any other provision of the law of any other jurisdiction, if applicable. Plaintiff and his counsel represent that they are not aware of any alleged acts of self-dealing or breaches of fiduciary duty concerning any other UPK filings or press releases beyond those alleged in this Action. The Stipulation shall further provide that Defendants have denied and continue to deny that they have committed or attempted to commit any violations of law, self-dealing or breaches of any duty owed to UPK or its stockholders or otherwise.

3. Any notice of the proposed Settlement that is required to effect a final settlement for approval by the Court shall be provided at Defendants' expense. The parties shall set forth the manner in which the notice requirement shall be satisfied in the Stipulation.

4. The Settlement is subject to: (a) the drafting and execution of the Settlement Documents; (b) final Court approval of the Settlement and dismissal of the Action with prejudice and without awarding costs to any party (except as provided in paragraph 5 below); and (c) consummation of the Merger or the closing of a Superior Offer. This Memorandum of Understanding (including the recitals set forth above) shall be null and void and of no force and effect should any of these conditions not be met and, in that event, this Memorandum of Understanding shall neither be deemed to prejudice in any way the positions of the parties with respect to the Action nor entitle any party to recover any costs or expenses incurred in connection with the implementation of the Memorandum of Understanding. In such event, neither the existence of this Memorandum of Understanding nor its contents shall be admissible in evidence or shall be referred to for any purpose except as required by this Memorandum of Understanding.

5. After agreeing to take the actions set forth above, plaintiff and Defendants discussed the attorneys’ fees and costs that plaintiffs’ counsel would seek in this matter. Plaintiff’s counsel agrees to reduce the fee it would typically seek in like circumstances and to accept attorneys’ fees in the total sum of $100,000 and reimbursable expenses and costs in the total sum of $5,000, with such fees and expenses to be paid by Defendants in the event of, and immediately upon, the closing of the Merger or a closing of a Superior Offer. Defendants agree that such reduced amounts are fair and appropriate and agree to pay such amounts in the event of, and immediately upon, the closing of the Merger or a closing of a Superior Offer. In the event that the judgment is reversed or modified on appeal, plaintiff's counsel shall refund to Defendants the advanced amount and all interest accrued or accumulated thereon.

6. While retaining their right to deny liability, the Action is being settled voluntarily by the parties after consultation with competent legal counsel. The releases between the parties will include releases of all counsel in the Action.

7. This Memorandum of Understanding may be modified or amended only by a writing signed by all of the signatories hereto.

8. The plaintiff and his counsel represent and warrant that none of plaintiff's claims or causes of action referred to in this Memorandum of Understanding or that could have been alleged in the Action have been assigned, encumbered or in any manner transferred in whole or in part.

9. Except as otherwise provided herein, this Memorandum of Understanding shall be binding upon and shall insure to the benefit of the parties and their respective agents, successors, executors, heirs and assigns.

10. By signing this Memorandum of Understanding, plaintiff's counsel represent and warrant that the named plaintiff is a stockholder of UPK.

11. The parties agree to take all reasonable and necessary steps to expeditiously implement the terms of this agreement and to complete the Settlement. In this regard, the parties shall present to the Court on Friday, June 20, 2003, at 9:00 AM, a motion for preliminary approval of this settlement, a motion and stipulation to certification of a non-opt out certification under Rule 23(b)(2) of the U.R.C.P. for settlement purposes only, and a motion for approval of the form of notice of settlement and to set hearing on final approval at the earliest possible date. Pending final approval of this Settlement, plaintiff and his counsel shall not further prosecute this action.

12. The facsimile signatures appearing below shall have the same force and legal effect as original signatures.

[SIGNATURES APPEAR ON THE NEXT FOLLOWING PAGES]

This Memorandum of Understanding is dated this 19th day of June, 2003.

UNITED PARK CITY MINES COMPANY

By: /s/Hank Rothwell

Hank Rothwell, President

/s/ Joseph S. Lesser

Joseph S. Lesser, individually

/s/ Alan L. Gordon

Alan L. Gordon, individually

/s/ Ronald S. Krolick

Ronald S. Krolick, individually

/s/ Mark Mashburn

Mark Mashburn, individually

/s/Hank Rothwell

Hank Rothwell, individually

/s/ Peter Duncan

Peter Duncan, individually

PENNSYLVANIA AVENUE PARTNERS, LLC

By: /s/

Thomas Kirchner, Manager

MILBERG WEISS BERSHAD HYNES & LERACH LLP

By: /s/ Randall J. Baron

Randall J. Baron, Partner